Exhibit 99.1
Copano Energy Announces Private Placement of Senior Notes
[ PR Newswire · 2006-01-18 ]
HOUSTON, Jan. 18 /PRNewswire-FirstCall/ — Copano Energy, L.L.C. (Nasdaq: CPNO) today announced plans to commence a private placement to eligible purchasers of $225 million of senior notes due 2016. The senior notes are expected to be eligible for resale under Rule 144A. The private placement, which is subject to market and other conditions, will be made within the United States only to qualified institutional buyers and outside the United States only to non-U.S. investors under Regulation S of the Securities Act of 1933.
Copano intends to use the net proceeds from the offering to repay its senior unsecured term loan incurred in connection with its acquisition of ScissorTail Energy, LLC and to reduce other existing indebtedness.
The new notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the new notes.
Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in central and eastern Oklahoma.
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. These statements include Copano’s plans to complete a private placement of $225 million of senior notes. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, including market conditions, operational developments at Copano and the other factors detailed in Copano’s Securities and Exchange Commission filings.

Contacts:	Matt Assiff, SVP & CFO Copano Energy, L.L.C. 713-621-9547 Ken Dennard / ksdennard@drg-e.com Jack Lascar / jlascar@drg-e.com DRG&E / 713-529-6600